Exhibit 99.1

For Information: Scott Lamb Telephone: (713) 332-4751	October 6, 2004

KAISER ALUMINUM SIGNS INTERCOMPANY SETTLEMENT AGREEMENT

     HOUSTON, Texas, October 6, 2004 — Kaiser Aluminum said today that the company and its Debtor subsidiaries and the Unsecured Creditors Committee (UCC) have executed an Intercompany Settlement Agreement (ISA). The ISA will be the subject of a motion to be filed shortly with the U.S. Bankruptcy Court for the District of Delaware seeking its approval.

     As previously disclosed, the company has been in discussion with the UCC for the last nine months concerning such an agreement, which is intended to accomplish two main objectives: 1) to resolve intercompany claims among the Kaiser debtor entities arising from pre-petition and post-petition intercompany transactions among the various entities, and 2) to provide the framework for proceeding with Kaiser’s planned reorganization as a fabricated products company while enabling expedited liquidation of certain commodity-related and/or non-operating subsidiaries.

     Kaiser’s President and Chief Executive Officer Jack A. Hockema, said, “For a number of months, our restructuring efforts have focused on resolving a series of inter-related issues, specifically the ISA; issues relating to termination of certain pension plans by the PBGC and implementation of replacement plans; and negotiation of modifications to the 1113 and 1114 agreement addressing retiree health care and pension benefits previously reached with the USWA. Each of these was partially dependent upon resolution of the other.”

     Hockema said, “The ISA provides for stipulated cash flows related to the commodity asset dispositions that will be available to Kaiser that we would expect to use in funding a portion of the exit costs we’ll bear upon emergence from Chapter 11. We’re also working to finalize an amendment to the DIP credit agreement that will allow us to implement the ISA’s provisions regarding the commodity-related asset dispositions and liquidating plans.”

     Hockema added, “Clearly, now that we have reached agreement on the interrelated issues cited above, we have approached a significant milestone in the company’s progress toward emergence. We expect the ISA settlement with the UCC and its members to serve as a catalyst for resolution of the remaining issues, especially asbestos and other tort claims, and we will make the resolution of these issues our focus now as we move closer to emergence.”

     The company expects to ask the Court to set a special evidentiary hearing to rule on the ISA as soon as practicable.

     Kaiser’s Form 10-Q for the second quarter of 2004 contains additional information related to the ISA.

     Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products and owns interests in alumina and primary aluminum assets.

F-996

     Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.